Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 4, 2008, relating to the financial statements of M/I Homes, Inc. and subsidiaries, and the effectiveness of M/I Homes Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of M/I Homes Inc. and subsidiaries for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Columbus, Ohio
August 4, 2008